Exhibit A (v)
                                  -------------

                               Amendment to Trust
                               ------------------

                       CAPSTONE INTERNATIONAL SERIES TRUST

                        AMENDMENT TO DECLARATION OF TRUST

                                DATED MAY 2, 1986

                             AS AMENDED AND RESTATED

                                DECEMBER 29, 1986

     WHEREAS Capstone International Series Trust (the "Trust") is a Massachusetts business trust under a written Declaration of Trust made May 2, 1986, as amended and restated by an Amended and Restated Declaration of Trust dated December 29, 1986 (as so amended and restated, the "Declaration of Trust");

     WHEREAS actions taken at a Meeting of the Board of Trustees of the Trust held November 4, 1991, at which a majority of the Trustees were present, included the unanimous approval of the following resolutions:

     WHEREAS the Board of Trustees (the "Board") of International Value Fund (the "Series), a designated series of the Trust, has determined that the Series has no shareholders and no outstanding assets or liabilities, and it is hereby

     RESOLVED, that pursuant to authority granted to the Board under Section 8.2 of the Trust's Declaration of Trust, the Series is hereby terminated; and it is

     FURTHER RESOLVED, that the officers of the Trust are hereby authorized and directed in the name of and on behalf of the Trust to execute and file all requisite papers and documents with the office of the Secretary of the Commonwealth of Massachusetts necessary to terminate the Series; to file a Post-Effective Amendment to the Trust's Registration Statement on Form N-1A with the Securities and Exchange Commission to terminate the Series; and to make and file any necessary certificates, reports, powers of attorney and such other instruments as may be required by the laws of any state or territory in which shares of beneficial interest of the Series are registered for sale to the public; and it is

     FURTHER RESOLVED, that the Trustees shall henceforth be discharged from all further liabilities and duties under the Declaration of Trust with respect to International Value Fund.

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     NOW THEREFORE,  it is declared that the  Declaration of Trust be amended to reflect the termination of the series designated as "International Value Fund", and that pursuant to Section 5.11 of the Declaration of Trust the shares of beneficial interest of the Trust be divided equally between the four remaining
series  of  the  Trust   (designated  as  "European  Plus  Fund",   "Framlington
International Fund", "Nikko Japan Tilt Fund" and "New Zealand Fund"), each series to have the special and relative rights as set forth in Section 5.11 of the Declaration of Trust.

     IN TESTIMONY WHEREOF, the Trust has caused this statement to be signed by its President and duly attested by its Secretary, as of this 5th day of November, 1991.

                                     CAPSTONE INTERNATIONAL SERIES TRUST


                                     /s/ Edward L. Jaroski
                                     ------------------------------------
                                     Edward L. Jaroski
                                     President


/s/ Sherry M. Cowperthwaite
---------------------------------
    Sherry M. Cowperthwaite
    Secretary

                                      119
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